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                                                                      Exhibit 11



                              DATAWORKS CORPORATION
          STATEMENTS OF CONSOLIDATED COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)
                  (In Thousands, Except Per Share Information)



                                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                                              SEPTEMBER 30,               SEPTEMBER 30,
                                                         ----------------------      ----------------------
                                                           1997          1996          1997          1996
                                                         --------      --------      --------      --------
Primary:
Average shares outstanding                                 13,870        11,312        13,765        11,206
Net effect of dilutive stock  options - based on
the treasury stock method using average market price         --            --            --             542
                                                         --------      --------      --------      --------
Totals                                                     13,870        11,312        13,765        11,748
                                                         ========      ========      ========      ========

Net income (loss)                                        $ (9,190)     $ (1,010)     $ (5,861)     $  2,049
                                                         ========      ========      ========      ========

Per share information:
   Net income (loss)                                     $   (.66)     $   (.09)     $   (.43)     $    .17
                                                         ========      ========      ========      ========



Fully dilutive effect of stock options on per share amounts for the three and nine month periods ended September 30, 1997 and 1996, has not been presented since any reduction of less than 3% in the aggregate need not be considered as dilution.



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